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Exhibit 21.1

CUBIST PHARMACEUTICALS, INC.

        The following is a list of subsidiaries of the Company as of December 31, 2009:

Subsidiary	Jurisdiction of Incorporation
Cubist Pharmaceuticals Holdings, Inc.	Delaware
Cubist Pharmaceuticals U.S.	Massachusetts
Cubist Pharmaceuticals (UK) Ltd.	England and Wales
Cubist Pharmaceuticals GmbH	Switzerland
Illumigen BioSciences, Inc.	Delaware
Calixa Therapeutics Inc.	Delaware
Calixa U.K. Ltd.	England

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  Exhibit 21.1
CUBIST PHARMACEUTICALS, INC.